Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Petróleos Mexicanos:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Cárdenas Dosal, S.C.

/s/ Eduardo Palomino
Eduardo Palomino
Partner
Mexico City, Mexico
August 26, 2010